Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Patricia P. Frias

Corporate Communications

Telik, Inc.

Tel: 650 845 7927

Email: pfrias@telik.com

TELIK ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

Palo Alto, CA, May 8, 2008 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $9.8 million, or $0.19 per share, for the first quarter ended March 31, 2008, compared with a net loss of $16.3 million, or $0.31 per share, for the comparable period in 2007.

For the quarter ended March 31, 2008, total operating costs and expenses were $10.6 million, compared with $18.0 million during the 2007 first quarter. Operating expenses in the 2008 first quarter included stock-based compensation expense of approximately $1.4 million. Operating expenses were 41% lower in the first quarter of 2008 compared with the year-ago quarter primarily as a result of reduced clinical trial and related expenses, lower headcount and lower stock-based compensation expense.

At March 31, 2008, Telik had $82.5 million in cash, cash equivalents and investments including restricted investments, compared to $93.2 million at December 31, 2007.

Conference Call and Webcast

Telik will conduct its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-230-1085 or 612-332-1214. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 920773. The archive will be available from approximately 6:30 p.m. Eastern time on May 8 through May 20, 2008.

About Telik

Telik, Inc. of Palo Alto, CA, is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA®, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward-looking” statements, including statements regarding the future development of TELCYTA and TELINTRA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELCYTA or TELINTRA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize these product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2007. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Operating costs and expenses:
Research and development	$8,195	$12,944
General and administrative	2,413	3,652
Restructuring costs	—	1,389

Total operating costs and expenses	10,608	17,985

Loss from operations	(10,608)	(17,985)
Interest and other income (expense), net	800	1,663

Net loss	$(9,808)	$(16,322)

Basic and diluted net loss per share	$(0.19)	$(0.31)

Weighted average shares used to calculate basic and diluted net loss per share	52,992	52,408

Selected Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2008	December 31, 2007
Cash, cash equivalents, investments and restricted investments	$82,490	$93,233
Total assets	87,126	98,528
Stockholders’ equity	78,094	87,319